Professionally Managed Portfolios
                             Sub-Advisory Agreement



     AGREEMENT made this 22nd day of May, 1995, by and among PROFESSIONALLY MANAGED PORTFOLIOS (the "Trust"), a Massachusetts business trust, PRO_CONSCIENCE FUNDS, INC. (the "Advisor"), a California corporation, and UNITED STATES TRUST COMPANY OF BOSTON (the Sub-Advisor) a Massachusetts corporation.

     WHEREAS, the Advisor serves as Investment Advisor to the Pro-Conscience Women's Equity Fund Series (the "Fund") of the Trust under an Investment Advisory Agreement dated August 16, 1993;

     WHEREAS, in connection with the Investment Advisory Agreement, the parties wish to retain the Sub-Advisor to perform the services enumerated herein;

     THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

     1.   In General

     The Sub-Advisor agrees, as more fully set forth herein, to act as Sub-Advisor to the Trust with respect to the investment and reinvestment of the assets of the Fund and to supervise and arrange the purchase and sale of securities and other assets held in the portfolio of the Fund.

     2. Duties and Obligations of the Sub-Advisor with respect to investment of assets of the Fund.

          (a) Subject to the succeeding provisions of this section and subject to the oversight and review of the Advisor and the direction and control of the Board of Trustees of the Trust, the Sub-Advisor, as agent and attorney-in-fact with respect to the Trust, is authorized, in its discretion and without prior consultation with the Trust to:

               (i) Buy, sell, exchange, convert, lend and otherwise trade in any stocks, bonds and any other securities or assets;

               (ii) Place orders and negotiate the  commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Sub-Advisor may select; and

               (iii)Provide the Advisor and the  trustees  with such  reports as may reasonably be requested in connection with the discharge of the foregoing responsibilities and the discharge of the Advisor" responsibilities under the Investment Advisory Agreement with the Trust and those of First Fund Distributors, Inc. (the "Distributor") under the Distribution Agreement with the Trust.

Written procedures with respect to (I), (ii) and (iii) above may be set forth as agreed to among the Trust, the Advisor, Sub-Advisor and Distributor.

          (b) Any investment purchases or sales made by the Sub-Advisor under this section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Investment Company Act of 1940, s amended (the "Act") and of any rules of regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Declaration of Trust and By-Laws of the Trust as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Trust; and (5) the fundamental policies of the Trust, as reflected in its registration statement under the Act, as such registration statement is amended from time to time (including the Trust's Statement of Additional Information) or as amended by the shareholders of the Trust; provided that copies of the items referred to in clauses (3), (4) and (5) shall have been furnished to the Sub-Advisor.

          (c) The Sub-Advisor shall give the Trust the benefit of its best judgement and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties ("disabling conduct") hereunder on the part of the Sub-Advisor shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or mission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgement or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a bread of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify the Sub-Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Advisor) against any liability arising from the Sub-Advisor's conduct under this Agreement to the extent permitted by the Declaration of Trust and applicable law.

          (d) Nothing in this Agreement shall prevent the Sub-Advisor or any affiliated person (as defined in the Act) of the Sub-Advisor from acting as investment advisor or manager for any other person, firm or corporation and shall not in any way limit or restrict the Sub-Advisor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Advisor expressly represents that it will undertake no activities which, in its judgement, will adversely affect the performance of its obligations to the Trust under this Agreement. It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's Registration Statement under the Act and the Securities Act of 1933 except fort information supplied by the Sub-Advisor for inclusion therein. The Sub-Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

          (e) In connection with its duties to arrange for the purchase and sale of the Fund's portfolio securities and other assets, the Sub-Advisor shall follow the principles set forth in any investment advisory agreement in effect from time to time between the Trust and the Advisor, provided that a copy of any such agreement shall have been provided to the Sub-Advisor. The Sub-Advisor will promptly communicate to the Advisor and to the officers and the Trustees of the Trust such information relating to portfolio transaction as they may reasonably request.

          (f) Noting in this Agreement shall require the Sub-Advisor to act in a manner which violates applicable banking laws or regulations, and the Sub-Advisor shall not be liable for any loss or damages sustained by its failure to take such actions.

3.   Allocation of Expenses

     The Sub-Advisor agrees that it will furnish the Trust, at the Sub-Advisor's expense, with all office space and facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Sub-Advisor will also pay all compensation of those of the Trust's officers and employees, if any, and of those Trustees, if any, who in each case are affiliated persons of the Sub-Advisor.

4.   Certain Records

     Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the Act which are prepared or maintained by the Sub-Advisor or behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or Advisor on request.

5.   Reference to the Sub-Advisor

     Neither the Trust, the Advisor or any affiliate or agent thereof shall make reference to or use the name of the Sub-Advisor or any of its affiliates in any advertising or promotional materials without the prior approval of the Sub-Advisor, which approval shall not be unreasonably withheld.


6.   Compensation of the Sub-Advisor

     The Advisor agrees to pay the Sub-Advisor and the Sub-Advisor agrees to accept as full compensation for all services rendered by the Sub-Advisor as such, a sub-advisory fee, payable monthly and computed on the value of the net assets of the Fund as of the close of business each business day at the annual rate of 0.25 of 1% of such net assets.

7.   Duration and Termination

     (a) This Agreement shall go into effect as to the Fund on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the date of approval by shareholders of the Fund at a meeting called for the purpose of such approval and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) or any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding shares of such fund.

     (b) This Agreement may be terminated by the Sub-Advisor at any time without penalty upon giving the Trust and the Advisor sixty (60) days' written notice (which notice may be waived by the Trust and the Advisor) and may be terminated by the Trust or the Advisor at any time without penalty upon giving the Sub-Advisor sixty (60) days' written notice (which notice may be waived by the Sub-Advisor), provided that such determination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders or a majority (as defined in the Act) of the voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding shares of such Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act). This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

8.   Agreement Binding Only On Trust Property

     The Sub-Advisor understands that the obligations of this Agreement are not biding upon any shareholder of the rust personally, but bind only the Trusts property; the Sub-Advisor represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.








                                    PROFESSIONALLY MANAGED PORTFOLIOS

                                    By: /s/ Steven Paggioli
                                        ----------------------------------------
ATTEST:




                                    PRO-CONSCIENCE FUNDS, INC.

                                    By: /s/  Linda C.Y. Pei
                                        ----------------------------------------
ATTEST:




                                    UNITED STATES TRUST COMPANY OF BOSTON

                                    By: /s/ Cheryl J. Smith
                                       -----------------------------------------
ATTEST:




Appendix to Investment Advisory Agreement

     It is agreed by the parties that the obligation of the Advisor to pay the compensation to the Sub-Advisor under the terms set forth in Paragraph 6 of the Investment Advisory Agreement shall not commence until net assets of the Fund read $8,000,000 (eight million dollars).

                     Effective May 22nd, 1995 /s/Linda C.Y. Pei
                                              /s/Cheryl J. Smith